For Immediate Release
Contacts:  Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@linmedia.com

LIN Media Announces Closing of $260 Million Incremental Term Loan

PROVIDENCE, R.I., December 21, 2011 - LIN TV Corp. ("LIN Media"; NYSE: TVL), a local multimedia company, announced today that its wholly-owned subsidiary, LIN Television Corporation ("LIN Television"), closed an incremental term loan under its existing senior secured credit facilities.

The incremental facility is a seven-year, $260 million term loan, priced at L+375, with a 1.25% LIBOR floor and was issued at a price of 99.0.  Borrowings under the new incremental facility are being used to redeem LIN Television’s 6 1/2% Senior Subordinated Notes due 2013 and 6 1/2% Senior Subordinated Notes due 2013 - Class B (the “2013 Notes”), and to pay accrued interest, fees and expenses associated with the transaction.

Additionally, on December 21, 2011, LIN Television issued notices to call all of the outstanding 2013 Notes on January 20, 2012, at a redemption price of 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Commenting on the transaction, the Company’s Senior Vice President and Chief Financial Officer Richard J. Schmaeling said:  “This transaction completes the staged refinancing of our credit facilities and our 2013 Notes. At current borrowing rates, this series of transactions reduces LIN’s weighted average cost of debt to 5.6% and its annual cash interest cost by close to $9 million.”

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About LIN Media
LIN Media is a local multimedia company that operates or services 34 network-affiliates, interactive web sites and mobile products. The Company's digital businesses offer innovative online technologies and solutions that deliver measurable results to advertisers. LIN TV Corp. is traded on the NYSE under the symbol "TVL".

Forward-Looking Statements
This press release includes statements that constitute "forward-looking statements," including statements regarding our future plans and operations. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, competition for audience and programming, government regulations and new technologies, that could cause our actual results to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in our periodic reports filed with the Securities and Exchange Commission. Reports may be accessed online at www.sec.gov or www.linmedia.com. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this press release.